Exhibit 10.1

LOAN ASSIGNMENT AND ASSUMPTION AGREEMENT AND

OMNIBUS AMENDMENT TO NOTE, LOAN AGREEMENT AND

OTHER LOAN DOCUMENTS

This LOAN ASSIGNMENT AND ASSUMPTION AGREEMENT AND OMNIBUS AMENDMENT TO NOTE, LOAN AGREEMENT AND OTHER LOAN DOCUMENTS (this “Agreement”) is made as of August 10, 2022 (the “Effective Date”), by and among 1180 PEACHTREE OFFICE INVESTORS, LLC, a Delaware limited liability company (“Original Borrower”), PIEDMONT 1180 PEACHTREE, LLC, a Delaware limited liability company (“New Borrower”) and METLIFE REAL ESTATE LENDING LLC, a Delaware limited liability company (together with its successors and assigns, “Lender”).

WITNESSETH:

WHEREAS, on September 10, 2018, Lender made a loan in the original principal amount of $197,000,000.00 (the “Loan”) to Original Borrower, which Loan is evidenced and/or secured by the Loan Documents (as such term is defined in the Loan Agreement, hereinafter defined), including, but not limited to that certain Promissory Note dated September 10, 2018 payable by Original Borrower to Lender (the “Note”) and that certain Loan Agreement dated as of September 10, 2018 by and between Original Borrower and Lender (the “Loan Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement;

WHEREAS, Original Borrower is liable for the payment and performance of all obligations of Borrower under the Loan and the Loan Documents;

WHEREAS, pursuant to that certain Agreement of Purchase and Sale dated June 30, 2022 (the “PSA”), Original Borrower is, on the date hereof, selling and conveying the Property to New Borrower subject to the Loan and the Loan Documents and assigning and conveying all of its right, title and interest under the Loan and the Loan Documents to New Borrower and New Borrower is purchasing the Property from Original Borrower and accepting such assignment and conveyance of, and assuming Original Borrower’s obligations under, the Loan and the Loan Documents (the foregoing transactions being referred to herein, collectively, as the “Transfer and Assumption”);

WHEREAS, the consummation of the Transfer and Assumption is subject to compliance by Original Borrower and New Borrower with the conditions precedent set forth in Section 8.1(c) of the Loan Agreement regarding the right to transfer the Property, including, without limitation, (i) the execution and delivery by Original Borrower and New Borrower of this Agreement and the other documents executed in connection with this Agreement, (ii) the execution and delivery by Piedmont Inc. (as hereinafter defined) of the Piedmont Guaranty (as hereinafter defined) with respect to events or circumstances arising or occurring from and after the date of the Transfer and Assumption, and (iii) the execution and delivery of Piedmont Inc. and New Borrower of a new Environmental Indemnity with respect to events or circumstances arising or occurring before and after the date of the Transfer and Assumption;

WHEREAS, New Borrower is, on the date hereof, leasing its exclusive use and control of the Property to Master Tenant Guarantor (as hereinafter defined) pursuant to that certain Master Lease, dated the date hereof, by and between New Borrower and Master Tenant Guarantor (the “Master Lease”) and as a condition to Lender’s approval of the Transfer and Assumption, Lender requires that Master Tenant Guarantor become a Liable Party under the Loan pursuant to the terms of the Master Tenant Guaranty (as hereinafter defined) (and enter into the Assignment and Subordination of Master Lease (as hereinafter defined)) until such time as the 1031 Exchange Conditions (as hereinafter defined) are satisfied and the Master Lease has terminated in accordance therewith; and

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, and in connection with the Transfer and Assumption, Lender, Original Borrower and New Borrower by their respective execution hereof, covenant and agree as follows:

1)	Incorporation. The foregoing recitals are incorporated herein by this reference.

2)	Consent. Subject to the terms and conditions hereof and of the other documents executed in connection with this Agreement, Lender hereby consents to the Transfer and Assumption.

3)	Balances. Original Borrower hereby confirms that as of the Effective Date:

1.	The principal balance outstanding under the Note is $197,000,000.00;

2.	Accrued interest on the Note has been paid through July 31, 2022;

3.	Accrued but unpaid interest on the Note is $195,411.29;

4.	The balance of the K&S Reserve under Section 5.1.14(e) of the Loan Agreement is $0.00.

5.	The balance in the Imposition escrow under Section 5.1.14(a) of the Loan Agreement is $3,650,387.53.

6.	The balance of the Premiums escrow under Section 5.1.14(b) of the Loan Agreement is $0.00.

4)

Fee. As consideration for Lender’s execution and delivery of this Agreement and in addition to any other sums due hereunder, on the Effective Date, New Borrower has agreed to pay to Lender on or prior to the date hereof an assumption fee in the amount of $985,000 and a processing fee in the amount of $10,000.

5)

Assignment. Original Borrower does hereby (i) sell, transfer, convey, assign and deliver to New Borrower, all of the right, title and interest of Original Borrower in and to the Loan and the Note, Loan Agreement, other Loan Documents (other than the Excluded Documents, hereinafter defined), and (ii) transfer, assign, delegate and deliver to New Borrower, all of the duties, obligations and liabilities of Original Borrower under and with respect to, or arising out of, the Loan and the Note, Loan Agreement and other Loan Documents (other than the Excluded Documents).

6)

Assumption. New Borrower (i) hereby irrevocably accepts the assignment and transfer described in Section 5 above, (ii) hereby assumes and agrees to pay when due all sums due or to become due or owing by “Borrower” under the Note, the Loan Agreement and the other Loan Documents (other than the Excluded Documents), each as amended hereby and by, among other things, the Assumption and Modification of Deed to Secure Debt, Security Agreement and Fixture Filing entered into on the date hereof among Lender, Original Borrower and New Borrower (the “DTSD Assumption”) and the Assumption and Modification of Assignment of Leases entered into on the date hereof among Lender, Original Borrower and New Borrower (the “ALR Assumption”), as applicable, (iii) shall hereafter faithfully perform all of “Borrower’s” or, as applicable, “Grantor’s”, “Indemnitor’s” or “Assignor’s” obligations under the Note, the Loan Agreement and the other Loan Documents (other than the Excluded Documents), each as amended hereby and by, among other things, the DTSD Assumption and the ALR Assumption, as applicable, (iv) shall be bound by all of the provisions of the Note, the Loan Agreement and the other Loan Documents (other than the Excluded Documents), each as amended hereby and by, among other things, the DTSD Assumption and the ALR Assumption, as applicable, and (v) hereby assumes all liabilities and obligations of “Borrower” or, as applicable, “Grantor”, “Indemnitor” or “Assignor” under the Note, the Loan Agreement and the other Loan Documents (other than the Excluded Documents), each as amended hereby and by, among other things, the DTSD Assumption and the ALR Assumption, as applicable, in each case, as if New Borrower were an original signatory thereto as “Borrower,” “Grantor”, “Indemnitor” or “Assignor”, as the case may be. The execution of this Agreement by New Borrower shall be deemed its execution of the Note, the Loan Agreement, the other Loan Documents (other than the Excluded Documents), each as amended hereby and by, among other things, the DTSD Assumption and the ALR Assumption, as “Borrower”, “Grantor”, “Indemnitor” or “Assignor”, as applicable. For the avoidance of doubt, all of the obligations so assumed or to be performed by New Borrower hereunder shall be deemed to include any and all of such obligations and liabilities under and with respect to or arising out of the Loan and the Note, Loan Agreement and other Loan Documents (other than the Excluded Documents), whether or not the same accrued, arose or otherwise related to the period prior to the Effective Date or whether the same accrue, arise or otherwise relate to the period from and after the Effective Date. For purposes of this Agreement the term “Excluded Documents” shall mean (i) the Unsecured Indemnity Agreement executed by Original Borrower on September 10, 2018 (the “Original Environmental Indemnity”), (ii) the Authorization to Wire Funds executed by Original Borrower on September 10, 2018, (iii) the Affidavit of Ownership and Certification of Borrower executed by Original Borrower on September 10, 2018, and (iv) the Post-Closing Requirements Letter executed by Original Borrower on September 10, 2018 (“Original Post-Closing Letter”).

7)	Partial Release of Original Borrower.

a)

Lender hereby releases (on the Effective Date) Original Borrower from liability under the Loan Documents and the Original Environmental Indemnity; provided, however, Original Borrower is expressly not released from, and nothing contained herein is intended to limit, impair, waive, forgive, terminate or revoke, (i) any of Original Borrower’s liabilities or obligations arising under the Note, the Loan Agreement, or any of the other Loan Documents or the Original Environmental Indemnity, to the extent the same arise out of or otherwise result from any act, condition or omission occurring or existing prior to the Effective Date (other than the obligation to make monthly installments of principal and interest under the Note) or (ii) any of Original Borrower’s remaining obligations, if any, under the Excluded Documents (the “Retained Obligations”), and the Retained Obligations shall continue in full force and effect in accordance with the terms and provisions thereof and hereof. The Retained Obligations shall not be modified, discharged, waived, forgiven or reduced by any amendment or modification to, or extension, renewal, restatement or replacement of, the Note, the Loan Agreement, any other Loan Documents, or the Original Environmental Indemnity including, without limitation, changes to the terms of repayment thereof, amendments, modifications, extensions or renewals of repayment dates, releases or subordinations of security in whole or in part, changes in the interest rate or advances of additional funds by Lender in its discretion for purposes related to those set forth in the Loan Documents. Original Borrower agrees that from time to time without first requiring performance on the part of New Borrower, Lender may look to and require performance by Original Borrower of all Retained Obligations.

b)

Lender shall, at New Borrower’s cost, deliver to (x) Original Borrower UCC-3 Financing Statement Amendments, in form reasonably approved by Lender, in order so that New Borrower may file the same with (i) the Delaware Secretary of State and in order to terminate that certain UCC-1 Financing Statement filed on September 12, 20218 as Document No. 2018-0243646 and (ii) the Georgia Secretary of State in order to terminate that certain UCC-1 Financing Statement filed on September 12, 2018 as Document No. 0602018-07641 and (y) to Wells Fargo Bank, NA (“Wells Fargo”) requests for termination, from and after the Effective Date, of (i) that certain Deposit Account Control Agreement dated October 26, 2018, by and among by Original Borrower, Lender and Wells Fargo and (ii) that certain Cash Management Agreement dated October 26, 2018, by and among by Original Borrower, Lender and Wells Fargo.

8)	Representations and Warranties.

a)

Assignment. Each of Original Borrower and New Borrower, as to itself only, hereby represents and warrants to Lender that no consent to either (x) the Transfer and Assumption, (y) entering into this Agreement and the other documents executed in connection with this Agreement, or (z) termination of the current property manager and leasing agents by Original Borrower as Manager and Leasing Agent, respectively and engagement of the current Manager as Manager and current Leasing Agent as Leasing Agent by New Borrower is or will be required by any Governmental Authority or required under any agreement to which Original Borrower or New Borrower, respectively, is a party or to which the Property is subject, including, without limitation, under any Lease, the REA, operating agreement, mortgage or deed of trust (other than the Loan Documents), or if any such consent is required, that it has obtained all such consents and delivered copies of the same to Lender.

b)

No Defaults; Representations and Warranties. Original Borrower hereby represents and warrants that no default, Event of Default, breach or failure of condition has occurred, or would exist with notice or the lapse of time or both, under any of the Loan Documents or the Original Environmental Indemnity. Original Borrower hereby represents and warrants that all representations and warranties in (i) Sections 4.1.1(b) and (d), 4.1.2, 4.1.3, 4.1.5, 4.1.6, 4.1.7, 4.1.8, 4.1.9, 4.1.10, 4.1.11, 4.1.12, 4.1.13, 4.1.14, 4.1.17, 4.1.18, 4.1.19, 4.1.22, 4.1.23, 4.1.24, 4.1.25, 4.1.26, 4.1.28, 4.1.29, 4.1.30, 4.1.31, 4.1.33 and 4.1.36 of the Loan Agreement, (ii) Section 8.1 of the Security Instrument, (iii) Section 5 of the Assignment of Leases, and (iv) Section 3 of the Original Environmental Indemnity are true and correct in all material respects on the Effective Date, as if made on the Effective Date. New Borrower hereby makes, as of the date hereof, the representations and warranties under Sections 4.1.2, 4.1.5, 4.1.25, 4.1.28, 4.1.29, 4.1.30, 4.1.31, and 5.2.8 of the Loan Agreement, as “Borrower” under the Loan Documents. Original Borrower hereby represents and warrants to Lender that, as of the Effective Date, Lender is not in default under any of its obligations under the Loan Documents or the Original Environmental Indemnity, and that Original Borrower does not have (nor are there) any claims, defenses or offsets of any kind against Lender in connection with the Loan and/or the Loan Documents and/or the Original Environmental Indemnity, with respect to acts, conditions or omissions occurring or arising on or prior to the Effective Date, and Original Borrower and New Borrower agree not to make any such claims, defenses or offsets, now or in the future, and hereby release Lender and its successors and assigns, affiliates, participants, agents and employees from any and all such claims, defenses or offsets.

c)

Loan Documents. New Borrower represents and warrants to Lender that New Borrower has actual knowledge of all terms and conditions of the Loan Documents and the Original Environmental Indemnity, and agrees that Lender has no obligation or duty to provide any information to New Borrower regarding the terms and conditions of the Loan Documents or the Original Environmental Indemnity or advise New Borrower of the terms and conditions therein. New Borrower further agrees that, as of the Effective Date, all representations, warranties, covenants and agreements in the Loan Documents (other than the Excluded Documents), as amended hereby or by, among other things, the DTSD Assumption and the ALR Assumption, as applicable, shall apply to New Borrower, as though New Borrower were the borrower or indemnitor originally named in the Loan Documents (as such Loan Documents are modified by this Agreement, or by, among other things, the DTSD Assumption and the ALR Assumption). New Borrower further understands that, except as expressly set forth herein, Lender has not waived any right of Lender or obligation of Original Borrower under the Loan Documents or Original Environmental Indemnity or New Borrower under the Loan Documents and Lender has not agreed to any modification or waiver of any provision of any Loan Document or Original Environmental Indemnity, other than as expressly provided herein, the DTSD Assumption, the ALR Assumption and other documents entered into by New Borrower, Original Borrower and/or Liable Party in connection with this Agreement, as applicable, or agreed to any extension of the Loan.

d)	Organization.

(a)

Original Borrower represents and warrants to Lender that it is duly formed, validly existing and in good standing as a limited liability company under the laws of the State of Delaware. Original Borrower represents and warrants to Lender that it has the full power and authority to own its assets and conduct its business, and is duly qualified in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, and that such entity has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other documents executed by it in connection with this Agreement, and has the power and authority to execute, deliver and perform under this Agreement and all other documents executed in connection herewith and all of the transactions contemplated hereby.

(b)

New Borrower represents and warrants to Lender that it is duly formed, validly existing and in good standing as a limited liability company under the laws of the State of Delaware. New Borrower represents and warrants to Lender that it has the full power and authority to own its assets and conduct its business, and is duly qualified in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, and that such entity has taken all necessary action to authorize the execution, delivery and performance of this Agreement, the Loan Documents and any other documents executed by it in connection with this Agreement, and has the power and authority to execute, deliver and perform under this Agreement, the Loan Documents and any other documents executed by it in connection herewith and all of the transactions contemplated hereby. The organizational chart attached as Schedule A hereto, relating to New Borrower and the other named parties therein, is true, complete and correct on and as of the Effective Date.

e)

New Borrower’s Name and Location. New Borrower represents and warrants to Lender that (i) its principal place of business is located at c/o Upper Tier Piedmont 1180 Peachtree, LLC, 5565 Glenridge Connector, Suite 450, Atlanta, Georgia 30342; (ii) all organizational documents of New Borrower delivered to Lender are true, correct and complete in every respect; and (iii) New Borrower’s legal name is exactly as shown on page one of this Agreement.

f)

Purchase Agreement. New Borrower represents and warrants to Lender that (i) the PSA, together with the purchase documents executed and delivered in connection therewith and delivered to Lender (collectively, the “Purchase Documents”) are the only agreements between Original Borrower and New Borrower (or any of their respective affiliates) with respect to the Property and (ii) except as set forth herein, none of the Purchase Documents and none of the terms, conditions or provisions therein have been amended, modified, waived, terminated or otherwise changed.

9)	Loan Agreement Amendments.

From and after the Effective Date, the Loan Agreement is hereby modified and amended as follows:

a)	The following defined term is hereby deleted from the Loan Agreement: Post-Closing Letter.

b)	The following definitions are hereby added to Section 1.1 of the Loan Agreement:

(i)	“1031 Exchange Conditions” shall have the meaning set forth in Section 5.1.18 hereof.

(ii)	“1031 Exchange Documents” shall mean the Qualified Exchange Agreement, the Subordinate Loan Documents and the Master Lease.

(iii)	“1031 Exchange Termination Date” shall have the meaning forth in Section 5.1.18 hereof.

(iv)

“1031 Exchange Transfer” shall mean the transfers of the ownership interests of Sole Member (which is held as of the Modification Date by the Accommodator) to Master Tenant Guarantor, wholly owned and controlled by the owners shown on Exhibit G-1 attached hereto, as evidenced by an assignment and assumption of limited liability company interests agreement executed by the Accommodator and Master Tenant Guarantor (which shall be in form and substance set forth on Exhibit G-2 hereto and a fully executed copy of such instrument shall have been delivered to Lender), and a termination of the Master Lease, payoff and satisfaction of the Subordinate Loan and termination of the Subordinate Loan Documents (the form and substance of each of the foregoing attached hereto as Exhibit G-3), the reaffirmation by Borrower of its obligations under the Loan Documents and the Environmental Indemnity and by Liable Party of its obligations under the Guaranty and the Environmental Indemnity, pursuant to the Certification set forth on Exhibit G-4 hereto, which transfers shall be effected in accordance with Section 5.1.18 hereof.

(v)	“Accommodator” shall mean National Safe Harbor Exchanges, Inc., a California corporation.

(vi)

“Assignment and Subordination of Master Lease” shall mean that certain Assignment and Subordination of Master Lease, dated as of the Modification Date, among Lender, Borrower and Master Tenant Guarantor, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

(i)	“Master Lease” shall mean that certain Master Lease, dated as of the Modification Date, by and between Borrower and Master Tenant Guarantor, with respect to the Property.

(ii)	“Master Tenant Guarantor” shall mean Piedmont Operating Partnership, LP, a Delaware limited partnership.

(iii)

“Master Tenant Guaranty” shall mean that certain Master Tenant Guaranty Agreement, dated as of the Modification Date, executed by Master Tenant Guarantor in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

(iv)	“Modification Date” shall mean August 10, 2022.

(v)

“Post-Closing Agreement” shall mean that certain post-closing letter agreement, dated as of the Modification Date, from Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with its terms.

(vi)	“Qualified Exchange Agreement” shall mean that certain Qualified Exchange Accommodation Agreement dated August 10, 2022 by and among Accommodator, Master Tenant Guarantor, Sole Member and Borrower.

(vii)

“Qualified Transferee” shall mean an entity or joint venture that (i) is itself or is Controlled by (x) one or more of the following: a professionally managed public retirement system, bank, trust company, pension fund or pooled investment fund, insurance company, real estate investment trust, investment advisor, endowment, charitable foundation, real estate operating company or fund or similar institutional investor, which has a minimum net worth based on assets other than the Property of not less than $500,000,000.00, (y) an entity that owns and/or manages at least 5,000,000 square feet of class “A” office space in major U.S. cities, and (z) an entity that is Controlled by the Liable Party or the substitute liable party, as applicable, (ii) has not brought or been party to (and none of its Affiliates has brought or been party to) any action, suit, proceeding, claim or litigation against Lender or failed to repay any loan when due from Lender, (iii) is not the subject of a bankruptcy or similar insolvency proceeding, and (iv) is otherwise acceptable to Lender.

(viii)	“Subordinate Lender” shall mean Piedmont Operating Partnership, L.P., a Delaware limited partnership.

(ix)

“Subordinate Loan” shall mean that certain loan in the aggregate principal amount of $268,664,939.63 made by Subordinate Lender to Sole Member, pursuant to the Subordinate Loan Documents and used to finance a portion of the acquisition of the Property by Borrower.

(x)

“Subordinate Loan Agreement” shall mean that certain Taxpayer Loan Agreement, dated as of the Modification Date, between Sole Member and Subordinate Lender in connection with the Qualified Exchange Agreement relating to Borrower’s acquisition of the Property.

(xi)

“Subordinate Loan Documents” shall mean that certain Promissory Note dated as of the Modification Date given by Sole Member to Subordinate Lender in connection with a 1031 Exchange Transfer relating to Borrower’s acquisition of the Property, the Subordinate Loan Agreement, the Subordinate Security Agreement, and any other loan documentation entered into between Sole Member and Subordinate Lender in connection with the Subordinate Loan.

(xii)

“Subordinate Security Agreement” shall mean that certain Pledge and Security Agreement dated as of the Modification Date between Sole Member and Subordinate Lender pursuant to which Sole Member pledges its interest in Borrower to Subordinate Lender in connection with a like-kind exchange under the Code.

(xiii)

“Subordination and Standstill Agreement” shall mean that certain Subordination and Standstill Agreement dated as of the Modification Date between Lender and Subordinate Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

c)	The following definitions in Section 1.1 of the Loan Agreement are hereby deleted in their entirety and replaced with the following:

(i)

“Assignment of Leases” shall mean that certain first priority Assignment of Leases, dated as of the Execution Date, from 1180 Peachtree Office Investors, LLC, a Delaware limited liability company (“Original Borrower”), as assignor, to Lender, as assignee, as assumed and modified by that certain Assumption and Modification of Assignment of Leases entered into on the Modification Date among Lender, Original Borrower and Borrower, as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time.

(ii)

“Assignment of Management Agreement” shall mean that certain Assignment and Subordination of Management Agreement dated as of the Modification Date among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

(iii)	“Borrower” shall mean, PIEDMONT 1180 PEACHTREE, LLC, a Delaware limited liability company, having an address at 5565 Glenridge Connector, Suite 450, Atlanta, Georgia 30342.

(iv)

“Cash Management Agreement” means that certain Cash Management Agreement dated as of the Modification Date, by and among Borrower, Manager and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

(v)	“Cash Management Bank” shall have the meaning set forth in the Cash Management Agreement.

(vi)

“Clearing Account Agreement” means that certain Deposit Account Control Agreement, dated as of the Modification Date, by and among Clearing Bank, Borrower and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

(vii)

“Environmental Indemnity” shall mean that certain Unsecured Indemnity Agreement, dated as of the Modification Date, executed by Borrower and Piedmont Inc., in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

(viii)

“Guaranty” shall mean, individually and/or collectively, as the context may require, (i) the Guaranty Agreement, dated as of the Modification Date, executed by Piedmont Inc. in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time (the “Piedmont Guaranty”) and (ii) the Master Tenant Guaranty.

(ix)

“Leasing Agent” shall mean any leasing agent selected by Borrower and approved by Lender (such approval not to be unreasonably withheld or delayed) in accordance with the terms and conditions of the Loan Documents.

(x)

“Leasing Agreement” shall mean the Leasing Agreement entered into by and between Borrower and the Leasing Agent on or after the Modification Date, and all amendments thereto entered into in accordance with the terms and conditions set forth in this Agreement, pursuant to which Leasing Agent is to provide leasing services with respect to the Property.

(xi)

“Liable Party” shall mean, collectively, PIEDMONT OFFICE REALTY TRUST, INC., a Maryland corporation (“Piedmont Inc.”), Master Tenant Guarantor, or any Person now or hereafter executing the Environmental Indemnity (other than Borrower) and/or any Guaranty of any of Borrower’s obligations under the Loan Documents.

(xii)

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Assignment of Leases, the Subordination of Management Agreement, the Subordination of Leasing Agreement, the Cash Management Agreement, the Clearing Account Agreement, the Subordination and Standstill Agreement, the Assignment and Subordination of Master Lease, and any and all other documents now or hereafter executed and/or delivered to and accepted by Lender for the purpose of evidencing or securing the Loan (except the Environmental Indemnity and the Guaranty), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time. The Environmental Indemnity and the Guaranty are not Loan Documents and shall survive repayment of the Loan or other termination of the Loan Documents to the extent set forth therein.

(xiii)

“Management Agreement” shall mean the Management Agreement, dated as of the Modification Date, entered into by and between Borrower and Manager, and all amendments thereto entered into in accordance with the terms and conditions set forth in this Agreement, pursuant to which Manager is to provide management and other services with respect to the Property.

(xiv)

“Manager” shall mean PIEDMONT OFFICE MANAGEMENT, LLC, a Georgia limited liability company or any other manager selected by Borrower and approved by Lender (such approval not to be unreasonably withheld or delayed) in accordance with the terms and conditions of the Loan Documents.

(xv)

“Material Agreements” shall mean each contract and agreement relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Property (other than the Management Agreement, the Master Lease, and the Leases), (i) under which there is an obligation of Borrower to pay more than $1,000,000 per annum, (ii) the termination of which would materially adversely affect the Property or the operation thereof, or (iii) which is not terminable by the owner of the Property upon thirty (30) days’ or less notice without payment of a termination fee in excess of $250,000.

(xvi)

“Property” shall mean the fee estate of Borrower, the Improvements thereon and all personal property owned by Borrower and encumbered by the Security Instrument, together with all rights pertaining to such property and Improvements, all as more particularly described in the granting clauses of the Security Instrument.

(xvii)

“Security Instrument” shall mean that certain first priority Deed to Secure Debt, Security Agreement and Fixture Filing, dated as of the Execution Date, executed and delivered by Original Borrower as security for the Loan and encumbering the Property, as assumed and modified pursuant to that certain Assumption and Modification of Deed to Secure Debt, Security Agreement and Fixture Filing dated as of the Modification Date among Lender, Original Borrower and Borrower, as the same may be further amended, consolidated, split, spread, severed, restated, replaced, supplemented, renewed, extended or otherwise modified from time to time.

(xviii)	“Sole Member” shall mean Upper Tier Piedmont 1180 Peachtree, LLC, a Delaware limited liability company.

(xix)

“Special Purpose Entity” means a Person, other than a natural person, which, except as set forth in clause (j) below, since the date of its formation and at all times prior to, on and after the date thereof, has not and shall not:

(a) engage in business other than owning a fee interest in and operating, the Property;

(b) acquire or own a material asset other than the Property and incidental personal property;

(c) commingle its assets with the assets of any other person or entity, or maintain assets in a way difficult to segregate and identify;

(d) fail to hold itself out to the public as a legal entity separate from any other;

(e) fail to conduct business solely in its name;

(f) fail to maintain records, accounts or bank accounts separate from any other person or entity;

(g) file or consent to a petition pursuant to applicable bankruptcy, insolvency, liquidation or reorganization statutes, or make an assignment for the benefit of creditors without the unanimous consent of its shareholders, partners or members, as applicable;

(h) incur additional indebtedness except for Permitted Indebtedness;

(i) dissolve, liquidate, consolidate, merge or sell all or substantially all of its assets, except for a Permitted Transfer; or

(j) from and after the Modification Date, modify, amend or revise its organizational documents in a manner that would cause Borrower to fail to comply with any of the foregoing Special Purpose Entity requirements.

Provided that, notwithstanding the foregoing, Lender hereby acknowledges and agrees that for payment of expenses of the Property, all invoices from the Property are paid from a centralized disbursement account not controlled by Borrower (but which account is controlled by Master Tenant Guarantor) and such expense amounts and Property funds are tracked as being applicable to and for the Property’s account and such balances are tied out at the end of every month, and that such system shall not be deemed to violate Borrower being a Special Purpose Entity.

(xx)

“Subordination of Leasing Agreement” shall mean that certain Assignment and Subordination of Leasing Agreement, dated as of the Modification Date, by Borrower and Leasing Agent, for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

(xxi)

“Subordination of Management Agreement” shall mean that certain Assignment and Subordination of Management Agreement, dated as of the Modification Date, by Borrower and Manager, for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

d)

The organizational chart attached as Exhibit D of the Loan Agreement is hereby replaced with the organizational chart attached as Schedule A to this Agreement, and the reference to “Execution Date” in Section 4.1.20 in the Loan Agreement is deemed to refer to “Modification Date”.

e)	Schedule B to this Agreement is hereby added to the Loan Agreement as new Exhibit F.

f)	Schedule C to this Agreement is hereby added to the Loan Agreement as new Exhibit G-1 through G-4.

g)

The first sentence of Section 2.5 of the Loan Agreement is hereby deleted in its entirety and replaced with the following: “If any payment of interest and/or principal (other than the outstanding principal balance of the Loan on the Maturity Date), or any payment of a required escrow deposit is not paid within seven (7) days after the due date, Lender shall have the option to charge Borrower the Late Charge, except that no more than once per calendar year (but not more than twice in the aggregate during the entire term of the Loan) such Late Charge will be applicable only if the amount due is not paid within seven (7) days following written notice from Lender that such amount is due.”

h)	The last sentence of Section 4.1.5 is hereby deleted in its entirety.

i)	The following is hereby added as new Section 4.1.37 of the Loan Agreement:

“Section 4.1.37 Reverse 1031 Exchange.

(a) Borrower has delivered to Lender true and complete copies of each of the 1031 Exchange Documents.

(b) Each 1031 Exchange Document is in full force and effect and there is no default thereunder by any party thereto, and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. Neither the execution and delivery of the Loan Documents, Borrower’s performance thereunder, the recordation of the Security Instrument nor the exercise of any remedies by Lender will adversely affect Borrower’s rights under the 1031 Exchange Documents.

(c) Pursuant to the Qualified Exchange Agreement, Accommodator has acquired its direct or indirect interest in the Property with the intention to use such interest in the Property as a replacement property in connection with a reverse tax deferred exchange pursuant Section 1031 of the Internal Revenue Code and Revenue Procedure 2000-37.”

j)	The following is hereby added as new Section 4.1.38 of the Loan Agreement:

“Section 4.1.38 Master Lease.

Borrower hereby represents and warrants to Lender the following with respect to the Master Lease:

(a) Modification. The Master Lease permits the interest of Master Tenant Guarantor in the Master Lease to be assigned pursuant to the Assignment and Subordination of Master Lease. There have not been amendments or modifications to the terms of the Master Lease. The Master Lease may not be terminated, surrendered or amended without the prior written consent of Lender, except in connection with a 1031 Exchange Transfer as provided herein.

(b) No Liens. Except for the Permitted Exceptions, Master Tenant Guarantor’s interest in the Master Lease is not subject to any Liens and Encumbrances.

(c) Master Lease Assignable. Master Tenant Guarantor’s interest in the Master Lease is assignable without the consent of the Landlord to Lender, the purchaser at any foreclosure sale or the transferee under an assignment in lieu of foreclosure in connection with the foreclosure of the lien of the Security Instrument or Transfer of Master Tenant Guarantor’s leasehold estate by assignment in lieu of foreclosure.

(d) Default. As of the date hereof, the Master Lease is in full force and effect and no default has occurred under the Master Lease and there is no existing condition which, but for the passage of time or the giving of notice, could result in a default under the terms of the Master Lease. All rents, additional rents and other sums due and payable as of the date hereof under the Master Lease have been paid in full. Neither Borrower nor the Master Tenant Guarantor has commenced any action or given or received any notice for the purpose of terminating the Master Lease.

(e) Notice. Borrower shall give notice of any default by Borrower or Master Tenant Guarantor under the Master Lease to Lender. The Master Lease provides that notice of termination given under the Master Lease is not effective against Lender unless a copy of the notice has been delivered to Lender in the manner described in the Master Lease.

(f) Cure. Lender is permitted the opportunity to cure any default under the Master Lease, which is curable after the receipt of notice of the default before the Borrower or Master Tenant Guarantor may terminate the Master Lease in the manner described in the Master Lease.

(g) Term. The Master Lease commences on the Modification Date and terminates upon effectuation of the 1031 Exchange Transfer.

(h) New Lease. The Master Lease requires the Borrower upon Lender’s request to enter into a new lease upon termination of the Master Lease for any reason, including rejection or disaffirmation of the Master Lease in a bankruptcy proceeding. Lender shall have the right, at its option, to cause the Master Lease to be terminated upon or following the occurrence of an Event of Default, and Borrower shall promptly comply with any such Lender request.

(i) Insurance Proceeds. Under the terms of the Master Lease, any related insurance and condemnation proceeds that are paid or awarded with respect to the leasehold interest will be applied either to the repair or restoration of all or part of the Property as and to the extent provided in the Loan Agreement, with Lender having the right to hold and disburse the proceeds as the repair or restoration progresses, or to the payment of the outstanding principal balance of the Loan together with any accrued interest thereon.

(j) Subleasing. The Master Lease does not impose any restrictions on subleasing.”

k)

The penultimate sentence of Section 5.1.14(a) of the Loan Agreement is hereby deleted in its entirety and replaced with the following: “Provided no Event of Default has occurred and is continuing and sufficient amounts are available for distribution in such reserve accounts, amounts actually deposited as Impositions or Premiums (if required by Section 5.1.14(b)) with Lender shall be, prior to the delinquency date for Impositions or the renewal date for required insurance policies as applicable, applied and paid directly by Lender to the applicable taxing authority or insurer on behalf of Borrower.”

l)

The last sentence of Section 5.1.14(c) of the Loan Agreement is hereby deleted and replaced with the following: “Provided no Event of Default has occurred and is continuing under the Loan Documents, the Environmental Indemnity or the Guaranty, Lender shall disburse amounts from the K&S Reserve to pay or reimburse Borrower for costs incurred in connection with the foregoing lease-related costs upon (i) Lender receiving a certification from an authorized representative of Borrower representing, warranting, and certifying to Lender that: (A) all the work to be funded from the K&S Reserve by the requested disbursement has been completed in a good and workmanlike manner in accordance with all applicable legal requirements, (B) each person that supplied materials or labor in connection with the K&S Reserve to be funded by the requested disbursement has been paid in full or will be paid in full upon such disbursement, and (C) included with such certificate is a full or partial lien waiver (as applicable) for the materials and/or labor to be funded from the K&S Reserve by the requested disbursement, which may be conditioned upon receipt of payment, or other evidence of payment satisfactory to Lender from the general contractor performing such work (provided, however, if the applicable labor or materials to be paid by such disbursement consists of contracts entered into by a tenant with such labor or material suppliers, and such disbursement is to be paid to such tenant, such certificate need not include the information described in this clause (C), but instead such certificate shall be deemed to certify that the tenant has fulfilled all conditions precedent to the obligation of Borrower to make the applicable payment to such tenant and such certificate shall be accompanied by all materials provided by such tenant to Borrower to substantiate its compliance with such conditions), and (ii) if the requested disbursement exceeds $250,000, a title search indicating that the Property is free from all liens, claims and other encumbrances not previously approved by Lender.”

m)	Section 5.1.17(a) of the Loan Agreement is hereby amended and restated in its entirety and replaced with the following:

“(a) Not later than the date set forth in the Post-Closing Agreement, Borrower shall establish the Clearing Account with Clearing Bank under the Clearing Account Agreement. Not later than the date set forth in the Post-Closing Agreement, Borrower shall, or shall cause Manager to (i) deliver a Tenant Direction Letter to all tenants under Leases, and (ii) deposit all Rents and Profits received by Borrower or Manager (or, if applicable, Master Tenant Guarantor) into the Clearing Account within one (1) Business Day after receipt. Borrower shall send a copy of each Tenant Direction Letter sent as provided above, together with evidence that the same has been sent, to Lender within five (5) Business Days after the sending thereof. Without the consent of Lender, until such time as the Loan has been paid in full, neither Borrower nor Manager shall terminate, amend, revoke or modify any Tenant Direction Letter in any manner whatsoever, or direct or cause any tenant to pay any amount in any manner other than as provided in the related Tenant Direction Letter. Upon payment in full of the Loan, Lender will cooperate with Borrower to rescind and terminate the Tenant Direction Letters previously delivered. To the extent that Borrower or any Person on Borrower’s behalf (including, if applicable, Master Tenant Guarantor) holds any Rents and Profits (which does not include amounts that have been applied in accordance with Section 5.1.17(b)), whether in accordance with this Agreement or otherwise, (A) such amounts shall be deemed to be additional collateral for the Secured Indebtedness and shall be held in trust for the benefit of Lender, (B) such amounts shall not be commingled with any other funds or property of Borrower or Manager (or, if applicable, Master Tenant Guarantor), and (C) Borrower or Manager (or, if applicable, Master Tenant Guarantor) shall deposit such amounts into the Clearing Account within two (2) Business Days of receipt.”

n)

The following parenthetical shall be added after the words “in the Clearing Account” and before the words “shall be transferred” in the first and second lines of the first sentence of Section 5.1.17 (b) of the Loan Agreement “(less the Minimum Balance Amount (as defined in the Cash Management Agreement) and subject to the terms of the Clearing Account Agreement).”

o)	The words “applicable Lease,” in the second sentence of Section 5.1.17 (b) of the Loan Agreement shall be revised to read “applicable Lease),”.

p)	The parenthetical “(as defined in the Cash Management Agreement)” shall be added after the word “Accounts” in the first sentence of Section 5.1.17 (d) of the Loan Agreement.

q)	Section 5.1.17(f) of the Loan Agreement is hereby amended and restated in its entirety and replaced with the following:

“Notwithstanding any provisions of this Agreement to the contrary, with respect to any Rents and Profits attributable to periods from and after the Modification Date that are received by Borrower or any Person on Borrower’s behalf (including, if applicable, Master Tenant Guarantor) prior to establishment of the Clearing Account, (i) such amounts shall be deemed to be additional collateral for the Secured Indebtedness and shall be held in trust for the benefit of Lender, (ii) such amounts shall be held in a deposit account of Borrower and shall not be commingled with any other funds or property of Borrower or Manager, and (iii) such amounts shall be used solely for the purposes permitted by this Agreement.”

r)	The following is hereby added as new Section 5.1.18 of the Loan Agreement:

“Section 5.1.18 Reverse 1031 Exchange.

(a)	Borrower hereby covenants and agrees that:

(i) On the date that is 180 days after the Modification Date (the “1031 Exchange Termination Date”), or such earlier date that Borrower desires to complete the 1031 Exchange Transfer, Accommodator shall consummate the 1031 Exchange Transfer in accordance with the terms of this Section 5.1.18;

(ii) Borrower shall provide Lender with not less than five (5) Business days prior written notice of the proposed 1031 Exchange Transfer and such notice shall attach a revised organizational chart setting forth an accurate listing of the direct and indirect owners of equity interest in Borrower following the applicable 1031 Exchange Transfer, which organizational chart shall be as set forth in the organizational chart attached hereto as Exhibit G-1;

(iii) after giving effect to the 1031 Exchange Transfer, Borrower shall continue to be able to make the representations and warranties set forth in Sections 4.1.2, 4.1.5, 4.1.24, 4.1.25, 4.1.28, 4.1.29, 4.1.30, and 4.1.31 and shall continue to comply with Section 5.2.8 hereof, and Borrower shall provide written confirmation to Lender’s reasonable satisfaction that Borrower will be able to continue to make such representations and warranties and shall furnish to Lender such information as Lender may request in order for Lender to conduct due diligence, satisfactory to Lender, with respect to such representations and warranties;

(iv) upon the consummation of the 1031 Exchange Transfer, each of the following shall have been satisfied to satisfaction and approval of Lender (collectively, the “1031 Exchange Conditions”): (A) the Subordinate Loan relating to the applicable 1031 Exchange Transfer shall be repaid in full or otherwise discharged in accordance with the 1031 Exchange Documents and Borrower shall deliver or cause to be delivered to Lender documentation reasonably satisfactory to Lender evidencing such repayment and/or discharge, (B) Borrower shall deliver or cause to be delivered to Lender evidence satisfactory to Lender that the 1031 Exchange Documents relating to the 1031 Exchange Transfer have been terminated (or the obligations thereunder have been fully satisfied) including termination of the Subordinate Loan Documents and the Master Lease, and that the lien of the Subordinate Security Agreement has been unconditionally released, (C) Lender shall have received a reaffirmation by Borrower and Liable Party of the Loan Documents, the Guaranty and the Environmental Indemnity (as applicable) in form and substance set forth on Exhibit G-4 hereto, and shall have entered into such modification to the Loan Documents, Environmental Indemnity and Guaranty (or amended and restated Loan Documents) as Lender shall reasonably request in connection with the 1031 Exchange Transfer, termination of the Master Lease and Subordinate Loan Documents and termination of Master Tenant Guaranty with respect to events first occurring or arising following the 1031 Exchange Transfer and not caused by Master Tenant Guarantor, (D) Borrower shall have delivered to Lender, without any cost or expense to Lender, such endorsements or datedowns to Lender’s Title Insurance Policy, and other similar materials as Lender may deem necessary at the time of the 1031 Exchange Transfer, all in form and substance satisfactory to Lender, (E) Borrower shall have furnished to Lender all appropriate papers evidencing Borrower’s organization and good standing, consents to the transaction, and the qualification of the signers to execute the 1031 Exchange Transfer documents and other documents required hereunder, which papers shall include certified copies of all documents relating to the organization and formation of Borrower and such constituent partners, members or shareholders of Borrower, as Lender shall reasonably require, (F) Borrower shall deliver evidence reasonably required by Lender that the termination of the Master Lease shall not result in the termination of Leases at the Property, and the Master Lease shall so provide; (G) Borrower shall deliver to Lender such other certificates documents, instruments, amendments and legal opinions as Lender may reasonably request; and (H) Borrower shall pay, concurrently with the closing of the 1031 Exchange Transfer, any and all costs incurred in connection with the 1031 Exchange Transfer (including, without limitation, title insurance costs, documentation costs and Lender’s actual out-of-pocket costs including Lender’s reasonable counsel fees and disbursements).

(b) Borrower shall cause Master Tenant Guarantor, Accommodator, Sole Member and Subordinate Lender to observe, perform and fulfill in a timely manner each and every covenant, term and provision to be observed and performed by each of the parties under the Qualified Exchange Agreement and any other agreement or instrument affecting or pertaining to the reverse tax deferred exchange pursuant Section 1031 of the Internal Revenue Code contemplated under Section 4.1.37(c) hereof, including without limitation the Subordinate Loan Documents, and any amendments, modifications or changes thereto.

(c) Except with the prior written consent of Lender (which shall not be unreasonably withheld or delayed), Borrower shall not, and shall cause the parties to the 1031 Exchange Documents not to, surrender, assign, terminate, cancel, modify, change, supplement, alter or amend (i) the 1031 Exchange Documents or (ii) any of the rights or obligations of the parties thereunder, in any respect, either orally or in writing, except the termination of the Subordinate Loan Documents and Master Lease in accordance with a 1031 Exchange Transfer as provided herein.

(d) Upon satisfaction of the 1031 Exchange Conditions, Master Tenant Guarantor shall be released as a Liable Party under the Loan as provided above. At such time, the term “Liable Party” as defined in the Loan Agreement shall thereafter be deemed to refer solely to Piedmont Inc.

s)	The following is hereby added as new Section 5.1.19 of the Loan Agreement:

“Section 5.1.19 Subordinate Loan. Except for any repayment or discharge pursuant to the terms of Section 5.1.18 hereof and with the prior written consent of Lender, Borrower shall not cause or permit the Subordinate Loan Documents to be modified, changed, supplemented, altered or amended.

t)	Section 5.2.3 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“Section 5.2.3 Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the partners of Borrower except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s length transaction with an unrelated third party, except that for those transactions and services described on Exhibit F hereto, no advance disclosure is required to be delivered to Lender so long as the other requirements of this Section are met with respect to such transactions.”

u)	Section 5.2.8 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“5.2.8 ERISA. Borrower will not be reconstituted as a Plan or as an entity whose assets constitute “plan assets”.”

v)	The language contained in Section 6.1.1(a)(xiii) of the Loan Agreement is hereby deleted and replaced with “INTENTIONALLY DELETED”.

w)	Section 6.1.1(c) of the Loan Agreement is hereby amended by deleting the following language therefrom “and be approved by Lender.”

x)	Section 8.1(b) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

(a) “(b) Notwithstanding the foregoing prohibitions on Transfers, the following shall each be deemed a “Permitted Transfer” subject to the satisfaction of the conditions set forth herein: (I) after the completion of the 1031 Exchange Transfer effected in accordance with Section 5.1.18 hereof, Master Tenant Guarantor may, without the approval of Lender, Transfer any direct or indirect interest in Borrower so long as after any such Transfer (i) Liable Party directly or indirectly maintains at least fifty-one percent (51%) of the beneficial ownership interest in Borrower, and (ii) Liable Party Controls Borrower; (II) after the completion of the 1031 Exchange Transfer effected in accordance with Section 5.1.18 hereof, any merger, sale or consolidation involving all of the direct or indirect interests in Liable Party or Master Tenant Guarantor to any Person, in each case, subject to the following conditions: (A) there being no Event of Default under the Loan Documents or the Environmental Indemnity or the Guaranty at the time of such Transfer, (B) such transferee shall be a Qualified Transferee, (C) Borrower shall be able to, after giving effect to the equity Transfer in question, remake the representations, and continue to comply with the covenants, set forth in Sections 4.1.2, 4.1.5, 4.1.25, 4.1.28, 4.1.29, 4.1.30, and 4.1.31 of this Agreement (and, upon Lender’s request,

Borrower shall deliver to the Certification Parties (x) an officer’s certificate containing such updated representations effective as of the date of the consummation of the applicable Transfer, and (y) customary searches and other information requested by Lender, acceptable to Lender in its reasonable discretion, for any entity or individual (who is not a publicly traded company) owning, directly or indirectly, twenty-five percent (25%) or more of the interests in Borrower as a result of such Transfer or directly or indirectly Controlling Borrower as a result of such equity Transfer where such entity or individual did not prior to such Transfer own, directly or indirectly, at least twenty-five percent (25%) or more of the interests in Borrower or directly or indirectly Control Borrower) (a “Threshold Transferee”), (D) the Liable Party (or a replacement liable party pursuant to clause (F) hereof, as applicable) shall continue to Control Borrower and directly or indirectly own 51% or more of the beneficial ownership interests in Borrower, (E) Borrower shall have provided not less than thirty (30) days prior written notice to Lender, (F) the Transfer shall not release Borrower or any Liable Party from their respective obligations under the Loan Documents, the Environmental Indemnity or the Guaranty (or as to Liable Party’s obligations, a replacement liable party, which shall be acceptable to Lender in its sole and absolute discretion, executes and delivers to Lender an additional guaranty and environmental indemnity in form and substance substantially the same as the Guaranty and Environmental Indemnity); (III) the direct pledges of Sole Member’s ownership interests in Borrower for the purposes of effectuating a like-kind exchange under the Code (including, without limitation, Section 1031 thereof and Revenue Procedure 2000-37) made pursuant to the Subordinate Security Agreement and otherwise in accordance with the terms of Section 5.1.18 hereof; (IV) the 1031 Exchange Transfer effected in accordance with Section 5.1.18 hereof; and (V) transfers of publicly traded shares or other equity interests on a nationally or internationally recognized stock exchange in Liable Party or in any other Borrower’s Constituents. Notwithstanding anything to the contrary in Section 8.1(b) (I) above, a Permitted Transfer under such Section shall be conditioned upon Borrower having provided Lender (x) at least ten (10) Business Days prior written notice of such Transfer and (y) written confirmation to Lender’s satisfaction that Borrower, after giving effect to such Permitted Transfer, will be able to make the representations set forth in Sections 4.1.2, 4.1.5, 4.1.25, 4.1.28, 4.1.29, 4.1.30, and 4.1.31 of this Agreement, and, upon Lender request, furnishing Lender evidence confirming such representations. Notwithstanding anything herein to the contrary, in the event of a merger, sale or consolidation (after the completion of the 1031 Exchange Transfer effectuated in accordance with Section 5.1.18 thereof) involving all of the direct or indirect interests in Liable Party or Master Tenant Guarantor to any Person prior to October 1, 2023, to the extent any of the conditions of Section 8.1(b)(II) cannot be satisfied as provided therein other than condition (A), Borrower shall have the right to prepay the Loan in full (within ten (10) Business Days of Lender notice of such condition failure) with the payment of the Prepayment Fee (provided, however, in calculating the “Prepayment Fee”, clause (x) shall be based upon the Treasury Rate as provided therein without the addition of 0.25%).”

y)	Section 8.1(c) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(c) Notwithstanding the foregoing prohibitions on Transfers or any other provisions in the Loan Documents, Borrower shall have the right, after completion of the 1031 Exchange Transfer in accordance with Section 5.1.18 hereof, to Transfer the Property one (1) time during the Loan term, subject to the following conditions: (i) no Event of Default under the Loan Documents, the Environmental Indemnity or the Guaranty shall have occurred and be continuing, at the time of the Transfer, (ii) Lender’s approval of the transferee in writing, (iii) the transferee shall be able to make the representations set forth in Sections 4.1.2, 4.1.5, 4.1.25, 4.1.28, 4.1.29, 4.1.30, and 4.1.31 of this Agreement, (iv) the Debt Yield of the Property at the time of the Transfer, based on the Trailing NOI, shall be no less than 9.5%, (v) the loan to value ratio of the Property, in the opinion of Lender, at the time of the Transfer shall not be greater than 65%, (vi) Borrower or the transferee shall pay to Lender a fee equal to one percent (1.0%) of the outstanding principal balance of the Note at the time of the assumption, together with a non-refundable processing fee in the amount of $10,000, (vii) the transferee shall expressly assume the Loan Documents and the Environmental Indemnity in a manner reasonably satisfactory to Lender, and a new Liable Party reasonably acceptable to Lender shall execute (a) a Guaranty (in form and substance substantially the same as the Guaranty) with respect to events arising or occurring from and after the date of the Transfer and (b) the Environmental Indemnity (in form and substance substantially the same as the Environmental Indemnity) with respect to events or circumstances arising or occurring before and after the date of the Transfer, which new Liable Party must have (in the aggregate if more than one) a net worth (excluding the Property) of not less than $100,000,000 (the “Minimum Liable Party Net Worth”), (viii) the transferee or its sponsor must have a net worth not less than $100,000,000, (ix) the transferee or its sponsor must be experienced in the ownership, management and leasing of properties similar to the Property, (x) Borrower or transferee shall pay all costs and expenses incurred by Lender in connection with the Transfer, including title insurance premiums, documentation costs and reasonable attorneys’ fees, and (xi) if the Loan has been securitized, Lender shall have received confirmation that the assumption of the Loan by the transferee will not result in an adverse change in the rating of the Securities by the Rating Agencies. In connection with such a Transfer, (1) Borrower shall be permitted to partially prepay the Loan without Prepayment Fee, to satisfy the Debt Yield and loan to value ratio requirements set forth above; and (2) Borrower shall be released from its obligations arising under the Loan

Documents and the Environmental Indemnity with respect to events which both (a) were not caused by Borrower or any of its Affiliates and (b) first arose or occurred on or after the date of such Transfer. No Transfer shall release Borrower or Liable Party, from their obligations under the Loan Documents, the Environmental Indemnity or the Guaranty, with respect to events arising or occurring prior to the date of such Transfer. As used herein, (x) “Debt Yield” shall mean the ratio (expressed as a percentage) of Trailing NOI to the outstanding Loan Amount, as reasonably determined by Lender, and (y) “Trailing NOI” shall mean net operating income derived from the Property for the preceding twelve (12) month period from the relevant testing date, as reasonably determined by Lender.”

z)	Section 8.2 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“8.2 Prohibition on Additional Financing. Borrower shall not incur or permit the incurring of: (i) any financing in addition to the Loan that is secured by a lien, security interest or other encumbrance of any part of the Property (including any loan or financing which is repaid by assessments or other taxes related to the Property including without limitation any Property-Assessed Clean Energy loan) or (ii) any pledge or encumbrance of any interest in Borrower or any of Borrower’s Constituents (collectively “Secondary Financing”), provided, however, that such limitation or prohibition against Secondary Financing shall not limit or prohibit Borrower’s Constituents, Liable Party and/or Master Tenant Guarantor, from drawing on lines of credit or engaging in any other financing transactions that are neither secured by (x) any part of the Property, nor (y) any direct or indirect ownership interests in the Borrower.”

aa)	Clauses (x), (y) and (z) of Section 8.4 are deleted in their entirety and replaced with the following:

“(x) any part of the Property, or any direct interest in the Property, has been conveyed, transferred, assigned, encumbered, or sold, and if so, to whom; (y) any conveyance, transfer, pledge or encumbrance of any direct interest in Borrower has been made and if so, to whom; or (z) there has been a transfer to a Threshold Transferee (except to the extent acquired pursuant to clause (V) of the definition of “Permitted Transfer”) since the latest of (i) the Modification Date and (ii) the date of the last delivery by Borrower pursuant to this Section 8.4, and if so, a description of the change and information on the Threshold Transferee.”

bb)	The following is hereby added as new Section 8.5 of the Loan Agreement:

“Section 8.5 Compliance with Master Lease Requirements. Until such time as the Master Lease has been terminated and the 1031 Exchange Conditions have been satisfied, any Transfer consummated in accordance with this Article VIII shall also at all times be subject to compliance with the terms of the Master Lease and the Assignment and Subordination of Master Lease.”

cc)	The following is hereby added to the end of Section 9.3 hereof:

Notwithstanding the foregoing or anything to the contrary contained herein, Borrower shall only be required to pay for such environmental site assessment no more than once in any twelve month period unless an Event of Default is continuing.”

dd)	The last sentence of Section 10.1 is hereby deleted in its entirety.

ee)	Section 11.1(a) of the Loan Agreement is hereby amended by adding the following to the end thereof:

“; provided, that, notwithstanding the foregoing or anything to the contrary contained herein, no more than once in any twelve (12) month period (and not more than two (2) times during the entire term of the Loan), a violation of this Section 11.1(a) shall not be an Event of Default (other than payment due under the Maturity Date) hereunder until Borrower fails to cure such violation within three (3) Business Days following receipt of notice of such violation.”

ff)	Sections 11.1(f) and 11.1(g) of the Loan Agreement are hereby deleted and replaced with the following:

(f) If Borrower suffers or permits the Property, or any part of the Property, to be used in a manner that is likely in Lender’s determination to (1) impair Borrower’s title to the Property, (2) create rights of adverse use or possession, or (3) constitute an implied dedication of any part of the Property;

(g) If Liable Party defaults under the Guaranty, or Borrower or Liable Party, defaults under the Environmental Indemnity;

(h) If (i) any default occurs by Subordinate Lender under the Subordination and Standstill Agreement or (ii) there is a breach by Borrower of any of the representations, warranties or covenants set forth in Section 5.1.18 or 5.1.19 hereof, including, without limitation, if the requirements set forth in 5.1.18 hereof regarding the 1031 Exchange Transfer or the repayment of the Subordinate Loan are not satisfied within the time periods specified in Section 5.1.18; or

(i) if (A) Master Tenant Guarantor fails in the payment of any rent, additional rent or other charge mentioned in or made payable by the Master Lease as and when such rent or other charge is payable, (B) there occurs any other default by Master Tenant Guarantor, as tenant under the Master Lease, in the observance or performance of any term, covenant or condition of the Master Lease on the part of Master Tenant Guarantor, to be observed or performed, (C) if any one or more of the events referred to in the Master Lease occurs that would cause the Master Lease to terminate without notice or action by the Landlord or that would entitle the Landlord to terminate the Mater Lease and the term thereof by giving notice to Master Tenant Guarantor, as tenant thereunder, (D) if any of the terms, covenants or conditions of the Master Lease are in any manner be modified, changed, supplemented, altered, or amended without the consent of Lender except as otherwise expressly permitted by this Agreement, or (E) if there is any default under the Assignment and Subordination of Master Lease.”

gg)	Notices to Borrower under Section 12.5 of the Loan Agreement shall be sent to Borrower at:

Piedmont 1180 Peachtree, LLC

c/o Piedmont Office Realty Trust, Inc.

5565 Glenridge Connector

Suite 450

Atlanta, GA 30342

Attn: Chief Financial Officer

with a copy to:

Piedmont 1180 Peachtree, LLC

c/o Piedmont Office Realty Trust, Inc.

5565 Glenridge Connector

Suite 450

Atlanta, GA 30342

Attn: Associate General Counsel

If prior to consummation of the 1031 Exchange Transfer, with a copy to:

National Safe Harbor Exchanges, Inc.

10851 N Black Canyon Hwy

Suite 125

Phoenix, AZ 85029

hh)	Section 12.20 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“Section 12.20 Exculpation. Upon the occurrence of an Event of Default, except as provided in this Section 12.20, Lender will look solely to the Property and the security under the Loan Documents for the repayment of the Secured Indebtedness and will not enforce a deficiency judgment against Borrower. However, nothing contained in this Section shall limit the rights of Lender to proceed against Borrower and the general partners of Borrower (if applicable), and/or the Liable Party, (i) to enforce any Leases entered into by Borrower or its Affiliates as Tenant; (ii) to recover damages for fraud, material misrepresentation, material breach of warranty or intentional physical waste of the Property; (iii) to recover any Condemnation Proceeds or Insurance Proceeds or other similar funds which have been misapplied by Borrower or, if applicable, Master Tenant Guarantor, or which, under the terms of the Loan Documents, should have been paid to Lender; (iv) to recover any tenant security deposits, tenant letters of credit or other deposits or fees paid to Borrower or, if applicable, Master Tenant Guarantor, or prepaid rents for a period of more than 30 days that were not applied in the ordinary course of operation of the Property; (v) to recover Rents and Profits received by Borrower or, if applicable, Master Tenant Guarantor,after the first day of the month in which an Event of Default occurs but prior to the earlier to occur of (x) the cure of such Event of Default (if any) in accordance with the Loan Documents and (y) prior to the date Lender acquires title to the Property which have not been applied to the Secured Indebtedness or in accordance with the Loan Documents to operating and maintenance expenses of the Property; (vi) to recover damages, costs and expenses arising from, or in connection with Article IX of this Agreement pertaining to hazardous materials or the Environmental Indemnity; (vii) to recover all amounts due and payable pursuant to Section 7.6 and Section 7.7 of the Security Instrument, and any amount expended by Lender in connection with foreclosure of the Security Instrument; (viii) to recover costs and damages arising from Borrower’s failure to pay Premiums or Impositions in the event Borrower is not required to deposit such amounts with Lender pursuant to Article III of this Agreement; (ix) to recover damages arising from Borrower’s failure to comply with Sections 4.1.5, or 5.2.8 pertaining to ERISA; and/or (x) to recover liabilities and damages incurred by Lender arising from or relating to, directly or indirectly, (A) Borrower’s failure to comply with any of the covenants set forth in Sections 4.1.37 and 5.1.8 hereof, (B) the transaction being structured as a like-kind exchange under the Internal Revenue Code (including, without limitation, Section 1031 thereof and Revenue Procedure 2000-37) and/or (C) Master Tenant Guarantor’s failure to comply with the provisions of the Subordination and Standstill Agreement or the Assignment and Subordination of Master Lease. Notwithstanding the foregoing, intentional physical waste of the Property shall not result in recourse under clause (ii) of the immediately preceding sentence if: (a) Available Cash from the Property for the nine-month period prior to the occurrence of such waste is insufficient to pay the cost of preventing such waste, and (b) Borrower shall have provided to Lender prompt written notice of the insufficiency of such Available Cash and the nature of such waste.

The limitation of liability set forth in this Section 12.20 shall not apply and the Loan shall be fully recourse to the Borrower and to the Liable Party, in the event that (i) Borrower commences a voluntary bankruptcy or (ii) Borrower, its Affiliates or any of its partners, members or other constituent entities owning direct or indirect interests in Borrower, directly or indirectly participate, collude or acquiesce in an involuntary bankruptcy or insolvency proceeding with respect to Borrower, provided that in any litigation, arbitration or other proceeding, if Lender makes a good faith assertion that Borrower or such other parties colluded in such involuntary bankruptcy or insolvency proceeding, then such involuntary bankruptcy or insolvency proceeding shall be presumed collusive and the burden of proof in any litigation, arbitration or other proceeding with respect to showing that such involuntary bankruptcy or insolvency proceeding is not collusive shall be upon the Borrower. Notwithstanding anything to the contrary otherwise set forth in this Section 12.20, there shall be no recourse liability whatsoever as to any involuntary proceeding if the same is dismissed within ninety (90) days after filing.

Notwithstanding the foregoing, the Loan shall be fully recourse to Borrower and Liable Party, in the event there is a Transfer (other than a Permitted Transfer) or Secondary Financing except as permitted in the Loan Documents or otherwise approved in writing by Lender.

Further notwithstanding anything to the contrary contained herein, the Loan shall be fully recourse to Borrower and Liable Party from the Modification Date until such time as the 1031 Exchange Transfer is consummated in accordance with Section 5.1.18 hereof. For the avoidance of doubt, in the event that the 1031 Exchange Transfer has not been completed in accordance with Section 5.1.18, the Loan shall remain fully recourse until it is repaid in full in accordance with the terms of the Loan Documents.

Notwithstanding the foregoing or any provisions of the Loan Documents or the Environmental Indemnity and Guaranty to the contrary, under no circumstances will Lender will look to Accommodator personally, or Accommodator’s directors, officers, or employees, with respect to the indebtedness evidenced by the Loan Documents or any covenant, stipulation, promise, indemnity, agreement or obligation contained herein. This agreement on the part of the Lender shall not be construed in any way so as to affect or impair the Loan Documents, the Environmental Indemnity, or the Guaranty, or the lien thereof, or the Lender’s right to foreclose or exercise any other rights or remedies, or be construed in any way so as to limit or restrict any of the rights or remedies of the Lender in any foreclosure or other proceedings, or other enforcement of payment of the indebtedness evidenced hereby out of and from the security given therefore or otherwise.”

10)

Cross References. All references to the “Loan Documents” in any of the Loan Documents shall mean and refer to the Loan Documents, as modified and amended hereby and by the DTSD Assumption and the ALR Assumption. All references to any particular Loan Document and/or the Environmental Indemnity, in any of the Loan Documents or the Environmental Indemnity, shall mean and refer to such Loan Document or Environmental Indemnity, as modified and amended hereby and by the DTSD Assumption and the ALR Assumption. All references to the “Loan Agreement” in the Loan Documents and the Environmental Indemnity and Guaranty shall mean and refer to the Loan Agreement as modified and amended hereby.

11)

Property Remains as Security. The Property shall remain in all respects subject to the lien, charge or encumbrance of the Security Instrument. Except as expressly provided in this Agreement, nothing contained herein shall affect or be construed to release or affect the liability of any party or parties who may now or hereafter be liable under or on account of the Note or the Security Instrument, nor shall anything contained herein affect or be construed to affect any other security for the Note held by Lender.

12)

Confirmation of Security Interest. Nothing contained herein shall affect or be construed to affect, release or diminish any lien, charge or encumbrance created by any Loan Document or the priority of that lien, charge or encumbrance. All assignments and transfers by Original Borrower to New Borrower are subject to any security interest(s) held by Lender pursuant to the Loan Documents. New Borrower hereby ratifies and confirms the security interests, liens, charges and encumbrances in favor of Lender granted by Original Borrower pursuant to the Security Instrument and the Assignment of Leases (as such terms are amended by this Agreement). New Borrower does hereby irrevocably mortgage, give, grant, bargain, sell, alienate, pledge, assign, warrant, transfer, confirm, hypothecate and convey a security interest to Lender and its successors and assigns in and to the New Borrower’s now owned or hereafter acquired rights, interests and estates in the “Property” (as defined in the Security Instrument).

13)

No Representation of Lender Regarding Property. The parties agree that (a) Lender has made no representations or warranties, either express or implied, regarding the Property and it has no responsibility whatsoever with respect to the Property, its condition, or its use, occupancy or status, and (b) no claims arising from, or in any way connected to, matters prior to the Effective Date and relating to the Property, its condition, or its use, occupancy or status, will be asserted against the Lender or its agents, employees, professional consultants, affiliated entities, successors or assigns, either affirmatively or as a defense.

14)

Reliance. Lender is entitled to rely, and has relied, upon the representations, warranties and covenants of Original Borrower and New Borrower contained in this Agreement in the execution and delivery of this Agreement and all other documents and instruments executed and delivered by Lender in connection with this Agreement.

15)

Full Force and Effect. Except as specifically set forth herein and in the DTSD Assumption and the ALR Assumption, the Loan Agreement, the other Loan Documents and the Environmental Indemnity shall remain in full force and effect and are hereby ratified and confirmed. The parties hereto acknowledge and agree that the Loan Agreement, the other Loan Documents and the Environmental Indemnity, as hereby amended and as amended by the DTSD Assumption and the ALR Assumption, are in full force and effect in accordance with their respective terms and have not been supplemented, modified or otherwise amended, canceled, terminated or surrendered.

16)	Governing Law. THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND GOVERNED BY THE LAWS OF THE STATE.

17)	Counterparts. This Agreement may be executed in any number of counterparts, and all such counterparts shall together constitute the same agreement.

18)	Severability. If any term, covenant or condition in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.

19)

Further Assurances. Each of Original Borrower and New Borrower agrees to execute and deliver such further agreements, instruments and other documents, and to take such other actions, in each case, as Lender may reasonably request, at no out-of-pocket cost or expense to Lender, in order to consummate the transactions contemplated herein. Each of Original Borrower and New Borrower acknowledge and agree that the covenants set forth in this Section 19 shall survive the Effective Date.

20)	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Original Borrower, New Borrower and Lender and their respective successors and permitted assigns.

21)

Cumulative Remedies. All remedies contained in this Agreement are cumulative and Lender shall also have all other remedies provided at law and in equity contained in the Loan Agreement, the other Loan Documents and the Environmental Indemnity. Such remedies may be pursued separately, successively or concurrently at the sole discretion of Lender and may be exercised in any order and as often as occasion therefor shall arise.

22)

WAIVER OF JURY TRIAL. EACH OF BORROWER, NEW BORROWER AND LENDER, TO THE FULLEST EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS AGREEMENT.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

ORIGINAL BORROWER:

1180 PEACHTREE OFFICE INVESTORS, LLC, a Delaware limited liability company

By:	1180 Peachtree Holding Member, LLC,
its sole member

	By:	General Electric Pension Trust,
its sole member

		By:	SSGA Funds Management, Inc.,
its investment advisor

		By:	/s/ Brian Strickland
Brian Strickland
Authorized Person

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

[Signature Page to LOAN ASSIGNMENT AND ASSUMPTION AGREEMENT]

NEW BORROWER:

PIEDMONT 1180 PEACHTREE, LLC, a Delaware limited liability company

By:	/s/ Thomas A. McKean
Name: Thomas A. McKean
Title: Manager

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

[Signature Page to LOAN ASSIGNMENT AND ASSUMPTION AGREEMENT]

LENDER:

METLIFE REAL ESTATE LENDING LLC, a Delaware limited liability company

By:	MetLife Investment Management, LLC,
a Delaware limited liability company,
its investment manager

	By:	/s/ Thomas Ryan
	Name:	Thomas Ryan
	Its:	Authorized Signatory & Managing Director

[Signature Page to LOAN ASSIGNMENT AND ASSUMPTION AGREEMENT]

SCHEDULE A

Replacement Exhibit D to Loan Agreement

New Borrower Organizational Chart

[Attached]

SCHEDULE B

New Exhibit F to Loan Agreement

List of Affiliated Transactions and Services Not Requiring Disclosure

1.	Construction Management Services by Piedmont Office Management, LLC

2.	Property Management Services by Piedmont Office Management, LLC

SCHEDULE C

New Exhibit G-1 to Loan Agreement

Organizational Chart of Borrower After Reverse 1031 Exchange

[Attached]

New Exhibit G-2 to Loan Agreement

Form of Assignment and Assumption

[Attached]

New Exhibit G-3 to Loan Agreement

Form of Termination of Master Lease and Subordinate Loan Documents

[Attached]

New Exhibit G-4 to Loan Agreement

Form of Reaffirmation Certificate

[Attached]